Exhibit 2(a)(1)
ARTICLES OF RESTATEMENT
OF
THE MEXICO EQUITY AND INCOME FUND, INC.
     THE MEXICO EQUITY AND INCOME FUND, INC. (the “Corporation”) hereby certifies to the State Department of Assessments and Taxation of Maryland, that:
     FIRST: The Corporation desires to restate its Charter as currently in effect;
     SECOND: The provisions set forth in the Articles of Restatement are all provisions of the Charter currently in effect;
     THIRD: The Restatement of the Charter has been approved by a majority of the entire Board of Directors of the Corporation;
     FOURTH: The Charter is not amended by the Articles of Restatement;
     FIFTH: The current address of the main principal office of the Corporation is 615 East Michigan Street, 2nd Floor, Milwaukee, Wisconsin 53202;
     SIXTH: The name and address of the Corporation’s current resident agent is The Corporation Trust Incorporated, 300 East Lombard Street, Baltimore, Maryland 21202; and
     SEVENTH: There are five directors of the Corporation, and the following directors are currently serving: Glenn Goodstein, Phillip Goldstein, Rajeev Das, Andrew Dakos and Gerald Hellerman.
     The Charter of the Corporation currently in effect is hereby restated as follows:
     “THE UNDERSIGNED, Laurence E. Cranch, whose post office address if c/o Rogers & Wells, 200 Park Avenue, New York, New York 10166, being at least eighteen years of age, does hereby act as an incorporator, under and by virtue of the general laws of the State of Maryland authorizing the formation of corporations and with the intention of forming a corporation.
ARTICLE I
NAME
     The name of the corporation is THE MEXICO EQUITY AND INCOME FUND, INC. (the “Corporation”).

ARTICLE II
PURPOSES AND POWERS
     The Corporation was formed for the following purposes:
     (1) To conduct and carry on the business of a closed-end investment company.
     (2) To hold, invest and reinvest its assets in securities and other investments or to hold all or part of its assets in cash.
     (3) To issue and sell shares of its capital stock in such amounts and on such terms and conditions and for such purposes and for such amount or kind of consideration as may now or hereafter be permitted by law.
     (4) To enter into management, supervisory, advisory, administrative, underwriting and other contracts and otherwise do business with other corporations, and subsidiaries or affiliates thereof, or any other firm or organization, notwithstanding that the Board of Directors of the Corporation may be composed in part of officers, directors or employees of such corporation, firm or organization and, in the absence of fraud, the Corporation and such corporation, firm or organization may deal freely with each other and neither such management, supervisory, advisory, administrative or underwriting contract nor any other contract or transaction between the Corporation and such corporation, firm or organization shall be invalidated or in any way affected thereby.
     (5) To do any and all additional acts and exercise any and all additional powers or rights as may be necessary, incidental, appropriate or desirable for the accomplishment of all or any of the foregoing purposes.
     The Corporation shall be authorized to exercise and enjoy all of the powers, rights and privileges granted to, or conferred upon, corporations by the Maryland General Corporation Law, as now or hereafter in force, and the enumeration of the foregoing shall not be deemed to exclude any powers, rights or privileges so granted or conferred.
ARTICLE III
PERPETUAL EXISTENCE
     The duration of the Corporation shall be perpetual.
ARTICLE IV
PRINCIPAL OFFICE AND RESIDENT AGENT
     The post office address of the principal office of the Corporation in the State of Maryland is c/o The Corporation Trust Incorporated, 300 East Lombard Street, Baltimore, Maryland 21202. The name of the resident agent of the Corporation in the State of Maryland is The

Corporation Trust Incorporated, a corporation of the State of Maryland, and the post office address of the resident agent is 300 East Lombard Street, Baltimore, Maryland 21202.
ARTICLE V
CAPITAL STOCK
     (1) The total number of shares of capital stock which the Corporation shall have the authority to issue is ONE HUNDRED MILLION (100,000,000) shares, all of one class called Common Stock, of the par value of ONE TENTH OF ONE CENT ($.001) per share and of the aggregate par value of ONE HUNDRED THOUSAND DOLLARS ($100,000).
     (2) The Corporation may issue shares of stock in fractional denominations to the same extent as its whole shares. Any fractional share shall carry proportionately the rights of a whole share, including, without limitation, the right to vote, the right to receive dividends and distributions and the right to participate upon liquidation of the Corporation. A fractional share shall not, however, have the right to receive a certificate evidencing it.
     (3) The Board of Directors may classify and reclassify any unissued shares of capital stock into one or more additional or other classes or series as may be established from time to time by setting or changing in any one or more respects, the designations, preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends, qualifications or terms of such shares of stock and, pursuant to such classification or reclassification, to increase or decrease the number of authorized shares of any existing class or series.
     (4) Unless otherwise expressly provided in these Articles of Incorporation, including any amendment hereto or Articles Supplementary creating any class or series of capital stock, the holders of each class or series of capital stock shall be entitled to dividends and distributions in such amounts and at such times as may be determined by the Board of Directors and the dividends and distributions paid with respect to the various classes or series of capital stock may vary among such classes and series.
     (5) Unless otherwise expressly provided in these Articles of Incorporation, including any amendment hereto or Articles Supplementary creating any class or series of capital stock, on each matter submitted to a vote of stockholders, each holder of a share of capital stock of the Corporation shall be entitled to one vote for each share standing in such holder’s name on the books of the Corporation irrespective of the class or series thereof, and all shares of all classes and series shall vote together as a single class; provided, however, that as to any matter with respect to which a separate vote of any class or series is required by the Investment Company Act of 1940, as amended, and in effect from time to time, or any rules, regulations or orders issued thereunder, or the Maryland General Corporation Law, such requirement as to a separate vote by that class or series shall apply in addition to a general vote of all classes and series as described above.
     (6) Unless otherwise expressly provided in these Articles of Incorporation, including any amendment hereto or Articles Supplementary creating any class or series of capital stock, in the event of any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, the holders of all classes and series of capital stock of the Corporation shall be entitled, after payment or provision for payment of the debts and other liabilities of the Corporation, to share ratably in the remaining net assets of the Corporation.
     (7) Notwithstanding any provision of the Maryland General Corporation Law requiring action to be taken or authorized by the affirmative vote of the holders of a designated proportion greater than a majority of the votes of all classes or series of capital stock of the Corporation (or of any class or series entitled to vote thereon as a separate class or series) but subject to any provision of these Articles requiring a greater than a majority of the votes of all classes or series of capital stock of the Corporation, such action shall be valid and effective (subject to the requirements of the Investment Company Act of 1940, as amended, and in effect from time to time, and any rules, regulations and orders issued thereunder) if taken or authorized by the affirmative vote of the holders of a majority of the aggregate number of shares of capital stock of the Corporation outstanding and entitled to vote thereon (or a majority of the aggregate number of shares of a class or series entitled to vote thereon as a separate class or series).
     (8) No holder of stock of the Corporation shall, by virtue of being such a holder, have any preemptive or preferential right to purchase or subscribe for any shares of the capital stock of the Corporation of any class or any other security of the Corporation which it may issue or sell (whether out of the number of shares authorized by these Articles of Incorporation, or out of any shares of the capital stock of the Corporation acquired by it after the issue thereof, or otherwise), other than a right that the Board of Directors, in its discretion, may determine to grant.
     (9) All persons who shall acquire shares of capital stock in the Corporation shall acquire the same subject to the provisions of these Articles of Incorporation and the By-Laws of the Corporation, as from time to time amended.
     (10) (a) The stockholders shall upon demand disclose to the Board of Directors in writing such information with respect to direct and indirect beneficial ownership of the common stock of the Corporation as the Board of Directors deems necessary or appropriate (i) to determine the status of the Corporation under any provision of the Mexican Federal Income Tax Law, or any other applicable tax laws, as such laws are now in effect or may hereafter be amended (the “Mexican Tax Laws”), (ii) pertaining to the qualification of the Corporation under the Mexican Tax Laws, or (iii) to comply with the requirements of any taxing authority or governmental entity or agency.
          (b) Whenever it is deemed by the Board of Directors to be reasonably necessary to avoid an adverse tax consequence for the Corporation resulting from the citizenship or residence of the holders of a percentage of the Corporation’s shares of common stock, or to protect the tax status of the Corporation under the Mexican Tax Laws, the Board of Directors may require a statement or affidavit from each proposed transferee of shares of common stock as to whether or not the proposed transferee or any person for whose benefit the proposed transferee will hold the shares is a citizen or resident of Mexico (as defined in the Mexican Tax Laws), which statement or affidavit shall be in the form prescribed by the Board of Directors for that purpose, and which may be included on the certificates representing the Corporation’s shares of common stock. If, in the opinion of the Board of Directors, the proposed transfer may produce such an adverse tax consequence or subject the Corporation to a tax under the Mexican Tax

Laws that it had not otherwise been subject to in the absence of such transfer, the Board of Directors has the right, but not a duty, to refuse to transfer the shares of common stock to the proposed transferee. All contracts for the sale or other transfer of shares of common stock shall be subject to this provision.
          (c) In addition, if the Board of Directors determines that, as a result of stockholders of the Corporation who are citizens or residents of Mexico holding in the aggregate 10% or more of the Corporation’s outstanding shares of common stock, the Corporation is subject to such an adverse tax consequence or not qualified (or eligible for qualification) under the Mexican Tax Laws, then the Board of Directors may require one or more stockholders who are citizens or residents of Mexico to dispose of their shares (in any manner which the Board of Directors, in its sole discretion, deems fair and reasonable) so as to avoid such an adverse tax consequence or permit the Corporation to be qualified (or eligible for qualification) under the Mexican Tax Laws.
          (d) The Board of Directors is authorized to adopt such resolutions and take such other action as it deems necessary or advisable to protect the Corporation and the interests of the stockholders by avoiding such an adverse tax consequence or by preserving the Corporation’s qualification under the Mexican Tax Laws.
          (e) If any provision of this Article V or any application of any such provision is determined to be invalid by any court having jurisdiction over the issue, the validity of the remaining provisions shall not be affected and other applications of such provision shall be affected only to the extent necessary to comply with the determination of such court. To the extent this Article V may be inconsistent with any other provision of these Articles of Incorporation or the By-Laws, this Article V shall be controlling.
ARTICLE VI
BOARD OF DIRECTORS
     (1) The number of Directors of the Corporation shall initially be two. The number of Directors may be changed pursuant to the By-Laws of the Corporation to a number other than that named in these Articles of Incorporation, provided that in no case shall the number of directors be less than the number prescribed by the Maryland General Corporation Law. The By-Laws of the Corporation may authorize the Board of Directors, by the vote of a majority of the entire Board of Directors, to increase or decrease the number of Directors fixed by these Articles of Incorporation or in the By-Laws, within the limits specified in the By-Laws, and to fill the vacancies created by any such increase in the number of Directors. The term of office of a director in office at the time of any decrease in the number of directors shall not be affected as a result thereof. Unless otherwise provided by the By-Laws of the Corporation, the Directors of the Corporation need not be stockholders therein. The names of the Directors who shall act until the first annual meeting of Shareholders or until their successors are duly elected and qualified are:
Antonio Fernandez
Alan Rappaport

     (2) Beginning with the first annual meeting of stockholders held after the initial public offering of the shares of the Corporation (the “initial annual meeting”), the Board of Directors shall be divided into three classes: Class I, Class II and Class III. Within the limits specified in Section 1 of this Article V and the By-Laws of the Corporation, the number of directors in each class shall be determined by resolution of the Board of Directors; provided, however, that the number of Directorships shall be apportioned among the classes so as to maintain the classes as nearly equal in number as possible. The terms of office of the classes of Directors elected at the initial annual meeting shall expire at the times of the annual meetings of the stockholders as follows: Class I on the first annual meeting held after the initial annual meeting, Class II on the second annual meeting held after the initial annual meeting and Class III on the third annual meeting held after the initial annual meeting, or thereafter in each case when their respective successors are elected and qualified. At each subsequent annual election, the Directors chosen to succeed those whose terms are expiring shall be identified as being of the same class as the Directors whom they succeed, and shall be elected for a term expiring at the time of the third succeeding annual meeting of stockholders, or thereafter in each case when their respective successors are elected and qualified.
     (3) A Director may be removed with or without cause, but only by action of the stockholders taken by the holders of at least 75% of the shares of capital stock then entitled to vote in an election of Directors.
     (4) In furtherance, and not in limitation, of the powers conferred by the laws of the State of Maryland, the Board of Directors is expressly authorized:
     (i) To make, alter or repeal the By-Laws of the Corporation, except as otherwise required by the Investment Company Act of 1940, as amended.
     (ii) From time to time to determine as to whether and to what extent, and at what times and places and under what conditions and regulations the records, documents, books and accounts of the Corporation shall be open to the inspection of the stockholders.
     (iii) Except as otherwise provided in these Articles of Incorporation without the assent or vote of the stockholders, to authorize the issuance from time to time of shares of capital stock of any class of the Corporation, whether now or hereafter authorized, and securities convertible into shares of stock of the corporation of any class or classes, whether now or hereafter authorized, for such consideration as the Board of Directors may deem advisable.
     (iv) Without the assent or vote of the stockholders, to authorize and issue obligations of the Corporation, secured and unsecured, as the Board of Directors may determine and to authorize and cause to be executed mortgages and liens upon the real and personal property of the Corporation.
     (v) In addition to the powers and authorities granted herein and by statute expressly conferred upon it, the Board of Directors is authorized to exercise all powers and do all acts that may be exercised or done by the Corporation pursuant to the provisions of the laws of the State of Maryland, these Articles of Incorporation and the By-Laws of the Corporation.
     (5) Any determination made in good faith by or pursuant to the direction of the Board of Directors as to the amount of assets obligations or liabilities of the Corporation, as to the amount of net income of the Corporation from dividends or interest for any period or amounts at any time legally available for the payment of dividends, as to the amount of any reserve or charges set up and the propriety thereof, as to the time of or purpose of creating reserves or as to the use, alteration or cancellation of any reserves or charges (whether or not any obligation or liability for which such reserves or charges shall have been created, shall have been paid or discharged or shall be then or thereafter required to be paid or discharged), as to the value of any security owned by the Corporation, as to the determination of the net asset value of shares of any class of the Corporation’s capital stock, as to any other matters relating to the issuance, sale, acquisition or disposition of securities or shares of capital stock of the Corporation or as to any reasonable determination made in good faith by the Board of Directors as to whether any transaction constitutes a purchase of securities on “margin”, a sale of securities “short” or an underwriting of the sale of, or a participation in any underwriting or selling group in connection with the public distribution of, any securities, shall be final and conclusive, and shall be binding upon the Corporation and all holders of its capital stock, past, present and future, and shares of the capital stock of the Corporation are issued and sold on the condition and understanding, evidenced by the purchase of shares of capital stock or acceptance of share certificates, that any and all such determinations shall be binding as aforesaid. No provision of these Articles of Incorporation shall be effective to (i) require a waiver of compliance with any provision of the Securities Act of 1933, as amended, or the Investment Company Act of 1940, as amended, or of any valid rule, regulation or order of the Securities and Exchange Commission thereunder, or (ii) protect or purport to protect any director or officer of the Corporation against any liability to the Corporation or its security holders to which he would otherwise be subject by reason of willful misfeasance, bad faith, gross negligence or reckless disregard of the duties involved in the conduct of his office.
ARTICLE VII
INSPECTION RIGHTS OF SHAREHOLDERS
     The holders of shares of the capital stock of the Corporation shall have only such rights to inspect the records, documents, accounts and books of the Corporation as are provided by the Maryland General Corporation Law, subject to reasonable regulations of the Board of Directors, not contrary to the Maryland General Corporation Law, as to whether and to what extent, and at what time and places, and under what conditions and regulations, such rights shall be exercised.
ARTICLE VIII
PRIVATE PROPERTY OF STOCKHOLDERS
     The private property of stockholders shall not be subject to the payment of corporate debts to any extent whatsoever.

ARTICLE IX
ELECTION BY INVESTMENT COMPANY
     Pursuant to Section 3-603(e)(l) of the Maryland General Corporation Law, the Corporation hereby elects to have the provisions of Section 3-602 of the Maryland General Corporation Law applied to “business combinations” of the Corporation with “interested stockholders” of the Corporation, as such terms are defined in Section 3-601 of the Maryland General Corporation Law.
ARTICLE X
CERTAIN TRANSACTIONS
     Notwithstanding any other provision of these Articles of Incorporation, the affirmative vote of the holders of at least 75% of the outstanding shares of each class of stock of the Corporation then entitled to be voted on the matter shall be required to approve, adopt or authorize any of the following actions, unless any of such actions shall have been previously approved, adopted or authorized by 75% of the directors then in office, in which case the affirmative vote of the holders of 66 2/3% of the outstanding shares of the Corporation or such higher percentage as may be specified in the Investment Company Act of 1940, as amended, shall be required:
     (i) a merger or consolidation of the Corporation with or into another corporation or a share exchange transaction in which the Corporation is not the successor corporation;
     (ii) a sale, lease, exchange or other disposition to or with any entity or person of all or any substantial part of the assets of the Corporation (except assets having an aggregate fair market value of less than $1,000,000.00 or such sale, lease or exchange in the context of the ordinary course of the Corporation’s investment activities);
     (iii) issuance or transfer of any securities of the Corporation to any person or entity for cash, securities or other property (or combination thereof) having an aggregate fair market value of $1,000,000.00 or more, excluding sales of securities in connection with a public offering and securities issued pursuant to a dividend reinvestment plan adopted by the Corporation or upon the exercise of any stock subscription rights distributed by the Corporation;
     (iv) a liquidation or dissolution of the Corporation; or
     (v) the conversion of the Corporation from closed-end to open-end status under the Investment Company Act of 1940, as amended.

ARTICLE XI
LIMITATIONS ON LIABILITY; INDEMNIFICATION
     (1) To the fullest extent permitted by the Maryland General Corporation Law, subject to the requirements of the Investment Company Act of 1940, as amended, no director or officer of the Corporation shall be personally liable to the Corporation or its security holders for money damages. This limitation on liability applies to events occurring at the time a person serves as a director or officer of the Corporation whether or not such person is a director or officer at the time of any proceeding in which such liability is asserted. No amendment of these Articles of Incorporation or repeal of any provision hereof shall limit or eliminate the benefits provided to directors and officers under this provision in connection with any act or omission that occurred prior to such amendment or repeal.
     (2) Subject to the requirements of the Investment Company Act of 1940, as amended, the Corporation shall indemnify (A) its directors and officers, whether serving the Corporation or at its request any other entity, to the full extent required or permitted by the General Laws of the State of Maryland now or hereafter in force, including the advance of expenses under the procedures and to the full extent permitted by law and (B) other employees and agents to such extent as shall be authorized by the Board of Directors or the Corporation’s By-Laws and be permitted by law. The foregoing rights of indemnification shall not be exclusive of any other rights to which those seeking indemnification may be entitled. The Board of Directors may take such action as is necessary to carry out these indemnification provisions and is expressly empowered to adopt, approve and amend from time to time such by-laws, resolutions or contracts implementing such provisions or such further indemnification arrangements as may be permitted by law. No amendment of the charter of the Corporation shall limit or eliminate the right to indemnification provided hereunder with respect to acts or omissions occurring prior to such amendment or repeal. Nothing contained herein shall protect any director or officer of the Corporation against any liability to the Corporation or its security holders to which he would otherwise be subject by reason of willful misfeasance, bad faith, gross negligence or reckless disregard of the duties involved in the conduct of his office.
ARTICLE XII
AMENDMENT
     (1) The Corporation reserves the right to amend, alter, change or repeal any provision contained in these Articles of Incorporation in the manner now or hereafter prescribed by statute, including any amendment which alters the contract rights, as expressly set forth in the charter, of any outstanding stock.
     (2) Notwithstanding any other provision of these Articles of Incorporation or the By- Laws of the Corporation (and notwithstanding the fact that a lesser percentage may be specified by law, the Articles of Incorporation or the By-Laws of the Corporation), the amendment or repeal of ARTICLES VI, IX, X or XI and this ARTICLE XII of these Articles of Incorporation shall require the affirmative vote of holders of at least 75% of the shares then entitled to be voted on the matter.

     The term “these Articles of Incorporation” as used herein and in the By-Laws of the Corporation shall be deemed to mean these Articles of Incorporation as from time to time may be amended and restated.”
     SEVENTH: The undersigned President acknowledges these Articles of Restatement to be the corporate act of the Corporation and as to all matters or facts required to be verified under oath, the undersigned President acknowledges that, to the best of her knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties of perjury.
     IN WITNESS WHEREOF, the Corporation has caused these Articles of Restatement to be signed in its name and on its behalf by its President and attested to by its Secretary on this 4th day of November, 2005.

ATTEST:	THE MEXICO INCOME AND EQUITY FUND INC.

/s/ Francisco Lopez	/s/ Maria Eugenia Pichardo

Francisco Lopez Secretary	Maria Eugenia Pichardo President